Exhibit 10.1

Overview of Restructuring of Business Management Agreement with Reit Management & Research LLC (“RMR”)

Government Properties Income Trust (“GOV”) and RMR have agreed to restructure the fees payable to RMR under the Business Management Agreement as follows:

•                  The base business management fees paid by GOV to RMR, which are included in GOV’s “G&A” expenses, are currently calculated at the annual rate of approximately 0.5% of the gross historical cost of GOV’s real estate assets. Beginning in 2014, these fees will be calculated on the basis of the lower of: (i) gross historical cost of GOV’s real estate assets or (ii) GOV’s total market capitalization. Market capitalization will include the market value of GOV’s common shares, plus the liquidation preference of preferred shares and the principal amount of debt. The market value of GOV’s common shares will be calculated based on the average shares outstanding multiplied by the average closing share price during the period in which the fees are earned.

•                  Beginning in 2014, 10% of the base business management fees will be paid in common shares of GOV. The amount of GOV common shares granted as part of the base business management fee will be calculated based on the average closing share price during the period in which the fees are earned.

•                  Annual incentive fees payable by GOV to RMR included in GOV’s “G&A” expenses are currently calculated based upon increases in funds from operations (FFO) per share and are paid in common shares of GOV which vest immediately. Beginning in 2014, the incentive fees which may be earned by RMR will be calculated based upon total returns realized by GOV common shareholders (i.e., share price appreciation plus dividends) in excess of benchmarks. The benchmarks will be set by the Compensation Committee of GOV’s Board (which is comprised solely of Independent Trustees) and will be disclosed in GOV’s annual meeting proxy statements. Incentive fees will be paid in common shares of GOV which will vest over a multiyear period and will be subject to a “claw back” in the event of certain material restatements of financial results.  The terms of the incentive fee, including among other things, the measurement periods, targets and benchmarks are to be developed and set by the Compensation Committee.

GOV’s Compensation Committee has directed that a definitive revised Business Management Agreement giving effect to the above restructuring be provided to it for final approval in connection with the Committee’s consideration later this year of the renewal of RMR’s engagement as GOV’s manager.